SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No. 2)

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[X] Preliminary Information Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ] Definitive Information Statement COTTAGE INVESTMENTS, INC.

(Name of Registrant as Specified in Its Charter)

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COTTAGE INVESTMENTS, INC.

505 Park Avenue, 20th Floor

New York, New York 10022

(212) 888-5959

INFORMATION STATEMENT PURSUANT TO SECTIONS 14(C) AND (F)

OF THE SECURITIES EXCHANGE ACT OF 1934

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being mailed on or about November __, 2001 to the holders of record at the close of business on October 17, 2001, (the "Record Date") of the common stock, $0.00001 par value per share (the "Common Stock") of Cottage Investments, Inc. (the "Company"), in connection with the Company's acquisition of The Paving Stone Co., Inc., a Florida corporation, The Paving Stone Company of California, Inc., a California corporation, The Paving Stone Company of Arizona, Inc., an Arizona corporation, Paving Stone of Nevada, Inc. a Nevada corporation, and Paving Stone Company of Atlanta, Inc., a Georgia corporation (collectively, the "Paving Stone Companies") and the appointment of certain persons to the Board of Directors of the Company other than at a meeting of the shareholders of the Company.

This Information Statement is also being mailed to the Company's shareholders in connection with the action by the holders of a majority of the Company's issued and outstanding shares to approve amendments to the Company's Articles of Incorporation to:

(1) increase the Company's total authorized shares of common stock to 150,000,000 shares in the event the Company's board of directors approve a reverse split pursuant to NRS 78.207 (the "Increase Amendment"); and

(2) change the Company's name to Paving Stone Corporation, in the event the Acquisition is consummated (the "Name Change Amendment").

The holders of a majority of the Company's shares acted on or about October 9, 2001. This Information Statement is first being mailed to shareholders on or about November __, 2001.

Only shareholders of record at the close of business on October 17, 2001, are entitled to notice of the action taken. There will be no vote by the shareholders of the Company on the Increase Amendment or the Name Change Amendment because both Amendments have already been approved by the written consent of the holders of a majority of the shares of the Company as allowed by NRS 78.320. Shareholders of the Company will have no dissenters' or appraisal rights with respect to either the Increase Amendment or the Name Change Amendment. At October 17, 2001, the Company had outstanding 179,122,971 shares of common stock, $0.00001 par value, each of which was entitled to one vote.

The reasons for the ratification and approval of the Amendments are described in more detail in this Information Statement.

DESCRIPTION OF PAVING STONE ACQUISITION

On October 11, 2001, the Company entered into an Agreement and Plan of Reorganization to acquire (the "Acquisition") all of the issued and outstanding common stock of Paving Stone Companies from the sole shareholder of all of the Paving Stone Companies. Under the Agreement, the Company will acquire the Paving Stone Companies for a total of 20,000,000 shares of its common stock, of which 16,040,000 shares will be issued to the sole shareholder of the Paving Stone Companies, 1,320,000 shares will be issued to an officer of the Paving Stone Companies, and 2,640,000 shares will be issued to consultants providing services to the Paving Stone Companies before and after the Acquisition.

The Acquisition is contingent upon the successful completion of due diligence by both the Company and the Paving Stone Companies, upon the Company's settlement or satisfaction of all of its liabilities, upon the Company's effecting a reverse stock split to reduce the number of issued and outstanding shares of its common stock to approximately 2,000,000, upon the Company's obtaining all necessary approvals to amend its Articles of Incorporation to increase the number of authorized shares to 150,000,000 and to change its name to "Paving Stone Corporation," as well as other conditions and deliveries which are normal and customary in transactions of this nature. The Company is not aware of any regulatory approvals that are needed to complete the Acquisition. Assuming all other conditions to the Acquisition are satisfied, the Company anticipates closing the Acquisition in November 2001.

The Company formerly operated Internet sites that sold consumer goods. In late 2000, the Company exited the consumer Internet business to focus on communications infrastructure investments. During the time the Company was involved on identifying potential investments, the communications, technology, and Internet industries experienced a rapid decline in comparable market valuations and the Company expanded its efforts to identifying acquisition opportunities in other industries.

The Paving Stone Companies market and design commercial and residential landscape architecture projects using interlocking concrete pavers and ancillary products. Using interlocking concrete pavers, the Paving Stone Companies design and install commercial and residential driveways, walkways, pool decks, patios and commercial common areas. The Paving Stone Companies market their installation services to homebuilders, commercial real estate developers and individual homeowners. The Paving Stone Co., Inc. of Florida was founded in Pompano Beach, Florida in 1990 and the Paving Stone Companies, combined, currently have sixteen offices in eight states nationwide.

A copy of the Agreement and Plan of Reorganization dated October 11, 2001 relating to the Acquisition was filed with the U.S. Securities and Exchange Commission (the "Commission") as an exhibit to the Company's report on Form 8-K dated October 11, 2001. The foregoing description is qualified by such reference.

The terms of the Acquisition were negotiated between the consultants, lawyers, and management of the Company and Paving Stone Companies. Discussions between the two companies began in July of 2001 and a non-binding letter of intent setting the general terms of the Acquisitions was signed on August 29, 2001. The definitive acquisition agreement was then signed on October 11, 2001. The terms of the Acquisition as set forth in the letter of intent were negotiated by William Stilley and Daniel Mackell, on behalf of the Company, and Morris Sigouin, Jace Simmons, Robert Gasich, Marty McIntyre and Kevin Welch, on behalf of the Paving Stone Companies. No report, opinion or appraisal related to the Acquisition has been sought or obtained by either party.

Pro forma selected financial data for the Paving Stone Companies is provided at Exhibit A. Audited annual combined financial statements for the Paving Stone Companies for the years ending December 31, 1999 and 2000 and unaudited interim financial statements for the nine months ended September 30, 2001 are provided at Exhibit B.

CHANGES IN CONTROL OF THE COMPANY

Management of the Company, prior to the Acquisition (collectively referred to as "Prior Management") is set forth below:
Name	Position
Daniel J. Mackell	Chairman, Chief Executive Officer
Sean M. Daly	Director

Prior Management will resign effective as of the closing of the Acquisition and the following individuals (collectively referred to as "New Management") will be nominated to assume the positions set forth next to their names:
Name	Age	Position
Maurice F. Sigouin	50	President, Chief Executive Officer and Chairman of the Board of Directors
Howard B. Nadel	40	Director, Outside Corporate Counsel
Jace Simmons	45	Director, Executive Vice President and Chief Financial Officer

Maurice F. Sigouin, 50, is the sole shareholder and founder of the Paving Stone Companies, where he presently serves as Chief Executive Officer, President, and Chairman of the Board of Directors. Born in Montreal, Canada, in 1951, Mr. Sigouin graduated from the University of Quebec at Montreal in 1972 with a degree in Physical Education. Since 1975, Mr. Sigouin has been employed in the construction industry. In 1990, Mr. Sigouin organized the Paving Stone Company of Florida, Inc. During the 1990's, Mr. Sigouin expanded the business to new locations in Florida, and later added additional offices in other states. If the Acquisition is consummated, Mr. Sigouin would serve as President, Chief Executive Officer and Chairman of the Board of Directors of the Company. Mr. Sigouin will own 16,040,000 shares of the Company.

Howard B. Nadel, Esq., 40, is an attorney admitted to practice law in the State of Florida, where he has been in private practice for eight years for eight years. Mr. Nadel serves as outside counsel to the Paving Stone Companies in connection with various corporate, contract and real estate matters.

Jace Simmons, 45, serves as the Vice President and Chief Financial Officer of The Paving Stone Co., Inc. of Florida. If the Acquisition is consummated, he will become Executive Vice President, Chief Financial Officer, and a Director of the Company. In 1978, Mr. Simmons graduated from the University of Texas at Austin with a Bachelors of Business Administration in Accounting. He earned his certified public accounting license shortly thereafter. Upon graduating from college, Mr. Simmons joined Arthur Andersen and Company, a nationally recognized, "Big 5" accounting firm. He spent five years working as a public auditor, during which time he participated in several SEC engagements and developed auditing and accounting expertise. From May 1983 to March 2000, Mr. Simmons served as Chief Financial Officer at three separate divisions of Coldwell Banker Real Estate Company, a subsidiary of Cendant. From April 2000 to May 2000, Mr. Simmons acted as an independent consultant. In June 2000, Mr. Simmons joined The Paving Stone Co., Inc. as its Chief Financial Officer. If the Acquisition is consummated, Mr. Simmons will own 1,320,000 shares of Common Stock of the Company, and will have options to purchase an additional 680,000 shares.

Under the Agreement, Mr. Sigouin has the right to appoint five members to the board of directors of the Company. However, at this time only the three individuals named above have been identified by Mr. Sigouin. Under the Agreement, the current directors of the Company have the right appoint two members to the board of directors of the Company following the Acquisition. At this time, the current directors have indicated that they do not plan to appoint themselves to the two board seats, and have not identified any other individuals to fill those seats.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 17, 2001, with respect to the beneficial ownership of the Company's common stock by (i) each person or entity known to own beneficially more than 5% of the Company's common stock, (ii) all directors of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Daniel J. Mackell (2)	30,000,000	16.8%
Sean M. Daly (2) (3)	11,300,000	10.8%
James Carter (4)	14,152,977	8.4%
All Officers and Directors as a Group	44,287,299	35.9%

(1) Based upon 179,122,971 common shares issued and outstanding as of October 17, 2001.

(2) The address for each of these persons is the Company's principal executive office, located at 505 Park Ave., 20th Floor, New York, New York 10022.

(3) Mr. Daly's shares are held by Tower Hill Holdings, Inc., an entity controlled by Mr. Daly.

(4) The address for James Carter is 1505 Berkley Road, Columbus, South Carolina 29205.

EXECUTIVE COMPENSATION

The following table sets forth the compensation earned by the Company's Chief Executive Officers during the last three fiscal years and other officers who received compensation in excess of $100,000 during any of the last three fiscal years. In accordance with Item 402(a)(5), the Company has omitted certain columns from the table required by Item 402(b).

Summary Compensation Table
	Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary $	Other Annual Compensation $	Securities Underlying Options/SARs (#)*

Daniel J. Mackell	2000	--	100,000(1)	4,000,000 (2)

David W. Kenner, CEO	2000	42,000	--	24,970,087 (2)

William G. Head, CEO	2000	60,000	--	125,000 (3)

Sean M. Daly, Secretary	2000	--	--	10,300,000 (2)

*The number of options has been adjusted for a one for two reverse split effected on August 16, 2000.

(1) Deferred salary for partial year of employment.

(2) Subsequently cancelled.

(3) Subsequently expired unexecuted.

Option/SAR Grants in the Last Fiscal Year
Name	Options Granted*	Percent of Total Options Granted to Employees in Fiscal Year	Price Per Share	Expiration Date

Daniel J. Mackell (1)	4,000,000	7.7%	0.24	8/07/03
David W. Kenner (1)	23,655,000	45.6%	1.10	5/29/01
David W. Kenner (1)	1,315,087	2.5%	0.11	5/29/01
William G. Head (2)	125,000	0.2%	1.72	8/29/00
Sean M. Daly (1)	10,800,000	20.8%	0.24	8/07/03

*The number of options has been adjusted for a one for two reverse split effected on August 16, 2000.

(1) Subsequently cancelled.

(2) In August 2000, Mr. Head's options expired unexecuted.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End Option/SAR Values
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Options/SARs at Fiscal Year End (1)*	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($) (1)(2)

Daniel J. Mackell	0	0	1,000,000/3,000,000	0/0
David W. Kenner	0	0	24,970,087/0	0/0
William G. Head	0	0	0/0	0/0
Sean M. Daly	0	0	2,700,000/8/100,000	0/0

*The number of shares has been adjusted for a one for two reverse split effected on August 16, 2000.

(1) Options are "in-the-money" if the fair market value of the common stock underlying the options exceeds the exercise price of the option. The bid and ask sale prices quoted by the OTC Bulletin Board on December 31, 2000 were approximately $0.015.

At this time, the Company does not have any employment contracts or compensatory plans with any of its named executive officers. The Company does not currently provide any compensation to its directors for attendance at board meetings or the performance of board duties.

AMENDMENT TO INCREASE AUTHORIZED SHARES TO 150,000,000 SHARES

The Company is presently authorized to issue 350,000,000 shares of common stock, par value $0.00001 per share, of which 179,122,971 are issued and outstanding. As a condition to consummating the Acquisition, the Company is required to effect a reverse split to reduce the number of issued and outstanding shares of common stock to no more than 2,000,000, which will require a reverse split of between 1 to 120 and 1 to 140. The exact terms of the reverse split will not be known until the Company determines the number of shares that will have to be issued to settle or convert certain liabilities of the Company into shares of common stock. Pursuant to NRS 78.207, a reverse split may be effected by a Nevada corporation by action of the board of directors without a shareholder vote. However, under NRS 78.207, the reverse split will result in a proportionate reduction in the number of authorized shares. Therefore, the Board of Directors has determined that it is the best interests of the Company to increase the number of authorized shares of common stock by approving the Increase Amendment in the event the Board of Directors approves a reverse split of the Company's common stock in order to consummate the Acquisition or in anticipation of another similar transaction. The Increase Amendment will increase the number of authorized shares of common stock to 150,000,000. In the event the Increase Amendment is not approved, the Company will not be able to issue sufficient shares to consummate the Acquisition.

No vote of holders of outstanding shares of the Company, other than those shareholders who have already approved the action, is necessary for approval of the Increase Amendment. It is anticipated that the Increase Amendment will be filed of record on the date of closing of the Acquisition, which the Company anticipates will be between 21 and 25 days after this Information Statement is first mailed to shareholders. Shareholders of the Company will have no dissenters' or appraisal rights with respect to the Increase Amendment. In the event the Company does not consummate the Acquisition for any reason, the Company does not plan to file the Increase Amendment.

AMENDMENT TO CHANGE NAME

In the event the Acquisition is consummated, the Company will amend its Articles of Incorporation to change its name to Paving Stone Corporation. The name change will be effected because the proposed name will better reflect the Company's then-current business. No vote of holders of outstanding shares of the Company, other than those shareholders who have already approved the action, is necessary for approval of the Name Change Amendment. It is anticipated that the Name Change Amendment will be filed of record on the date of closing of the Acquisition, which the Company anticipates will be between 21 and 25 days after this Information Statement is first mailed to shareholders. Shareholders of the Company will have no dissenters' or appraisal rights with respect to the Name Change Amendment. In the event the Company does not consummate the Acquisition for any reason, the Company does not plan to file the Name Change Amendment.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("Commission"). The Company's prior filings under the Securities Exchange Act of 1934 and other information may be inspected without charge at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains an Internet site where the Registration Statement and other information filed with the Commission may be retrieved, and the address of such site is http://www.sec.gov. Statements made in this Information Statement concerning the contents of any document referred to herein are not necessarily complete.

INCORPORATION BY REFERENCE

The following documents filed with the Commission by the Company are hereby incorporated by reference into this Information Statement:

  Report on Form 10-KSB for the year ended December 31, 2000;
  Reports on Form 10-QSB for the three months ended March 31, 2001, June 30, 2001, and September 30, 2001;

3. Current Report on Form 8-K dated October 16, 2001. This report includes the Agreement and Plan of Reorganization dated October 11, 2001 between the Paving stone Companies and the Company, a copy which may be requested to be provided via overnight carrier by calling (434) 978-4081 or by sending an electronic mail request to info@cottage-inc.com.

Dated this ___ day of November, 2001.

/s/ Daniel J. Mackell

________________________________

Daniel J. Mackell, Chairman and Chief Executive Officer

EXHIBIT A

COTTAGE INVESTMENTS, INC. AND SUBSIDIARIES

PRO FORMA BALANCE SHEET AS OF SEPTEMBER 30, 2001

ASSUMING PURCHASE OF THE PAVING STONE COMPANIES AND

AFFILIATES ON SEPTEMBER 30, 2001 (UNAUDITED)

Pursuant to Item 310(d)(2) of Regulation S-B, set forth below is a pro forma balance sheet and income statements of Cottage Investments, Inc. giving effect to the acquisition of the Paving Stone Companies as of September 30, 2001. The pro forma balance sheet reflects the combined consolidated balance sheets of Cottage Investments, Inc. and the Paving Stone Companies as of September 30, 2001 after the elimination of intercompany accounts.

	Cottage Investments, Inc.	The Paving Stone Companies	Pro Forma Adjustments	Cottage Investments (Pro Forma)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$150	$51,570	$0	$51,720
Accounts receivable - less allowance for
doubtful accounts	0	4,866,005		4,866,005
Inventory	0	54,964		54,964
Rebate receivable	0	330,488		330,488
Costs in excess of billings on
uncompleted contracts	0	1,315,342		1,315,342
Other Current Assets	0	5,973		5,973
TOTAL CURRENT ASSETS	150	6,624,342	0	6,624,492

PROPERTY AND EQUIPMENT, NET	0	267,053	0	267,053

OTHER ASSETS	0	9,774	0	9,774

TOTAL ASSETS	$150	$6,901,169	$0	$6,901,319

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES
Line of credit	$0	$2,098,552	$0	$2,098,552
Accounts payable	317,397	3,474,526		3,791,923
Sales tax payable	0	1,181		1,181
Billings in Excess of Costs	0	235,780		235,780
Due to affiliates	0	2,315		2,315
Current maturities of long term debt	332,264	17,900		350,164
Note payable - shareholder	0	313,730		313,730
TOTAL CURRENT LIABILITIES	649,661	6,143,984	0	6,793,645
				0
LONG-TERM DEBT		48,599		48,599
				0
TOTAL LIABILITIES	649,661	6,192,583	0	6,842,244
				0
STOCKHOLDER'S EQUITY				0
Common Stock	1,697	1,300		2,997
Paid in capital	8,127,499	97,126		8,224,625
Retained earnings	(8,778,706)	610,160		(8,168,546)
				0
TOTAL STOCKHOLDER'S EQUITY	(649,511)	708,586	0	59,075

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$150	$6,901,169	$0	$6,901,319

COTTAGE INVESTMENTS, INC. AND SUBSIDIARIES

PRO FORMA INCOME STATEMENT FOR THE YEAR ENDED DECEMBER 31, 2000

ASSUMING PURCHASE OF THE PAVING STONE COMPANIES AND AFFILIATES AS OF JANUARY 1, 2000

(UNAUDITED)
	Cottage Investments, Inc.	The Paving Stone Companies	Pro Forma Adjustments	Cottage Investments (Pro Forma)

REVENUE-SALES	$ 7,019	$ 25,475,912	$ -	$ 25,482,931

COST OF SALES	6,835	20,773,682		$ 20,780,517

GROSS PROFIT	184	4,702,230	0	4,702,414

OPERATING EXPENSES	3,840,827	4,375,028		8,215,855

INCOME (LOSS) FROM OPERATIONS	(3,840,643)	327,202	0	(3,513,441)

OTHER INCOME (EXPENSE)	(1,984,111)	(102,302)	0	(2,085,508)

PROFIT (LOSS) FROM CONTINUING OPERATIONS	$ (5,824,754)	$ 224,900	$ -	$ (5,598,949)

Net Loss from discontinued operations	(2,644,431)			(2,644,431)

NET INCOME (LOSS)	$ (8,469,185)	$ 224,900	$ -	$ (8,243,380)

Less: Pro forma income taxes (See Note 11)	0	(70,961)

Pro forma net income	$ (8,469,185)	$ 153,939	$ -	$ (8,243,380)

COTTAGE INVESTMENTS, INC. AND SUBSIDIARIES

PRO FORMA INCOME STATEMENT FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001

ASSUMING PURCHASE OF THE PAVING STONE COMPANIES AND AFFILIATES AS OF JANUARY 1, 2000

(UNAUDITED)
	Cottage Investments, Inc.	The Paving Stone Companies	Pro Forma Adjustments	Cottage Investments (Pro Forma)

REVENUE-SALES	$ -	$ 22,636,110	$ -	$ 22,636,110

COST OF SALES	0	17,918,848	0	17,918,848

GROSS PROFIT	0	4,717,262	0	4,717,262

OPERATING EXPENSES	27,804	4,583,791		4,611,595

INCOME (LOSS) FROM OPERATIONS	(27,804)	133,471	0	105,667

OTHER INCOME (EXPENSE)	0	(115,125)	0	(115,125)

NET INCOME (LOSS)	$ (27,804)	$ 18,346	$ -	$ (9,458)

Exhibit B

THE PAVING STONE COMPANY AND AFFILIATES

AUDITED COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999

AND UNAUDITED COMBINED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDING OF SEPTEMBER 30, 2000

CONTENTS
PAGE	1	INDEPENDENT AUDITORS' REPORT

PAGE	2	COMBINED BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999 (AUDITED) AND SEPTEMBER 30, 2001 (UNAUDITED)

PAGE	3	COMBINED STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (AUDITED) AND THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 (UNAUDITED)

PAGE	4	COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

PAGES	5	COMBINED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999 (AUDITED) AND THE NINE MONTHS ENDED SEPTEMBER 30, 2001 AND 2000 (UNAUDITED)

PAGES	6 - 16	NOTES TO COMBINED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of:

The Paving Stone Company

We have audited the accompanying combined balance sheets of The Paving Stone Company and Affiliates as of December 31, 2000 and 1999 and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of The Paving Stone Company and Affiliates as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the combined financial statements, the Company has a negative cash flow from operations of $1,186,514. This matter raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEINBERG and COMPANY, P.A.

Boca Raton, Florida

August 22, 2001
ASSETS
	September 30	December 31	December 31
	2001	2000	1999
	(Unaudited)	(Audited)	(Audited)
CURRENT ASSETS
Cash	$51,570	$42,698	$87,688
Accounts receivable - net of allowances	4,866,005	4,836,356	3,193,017
Inventories	54,964	54,964	-
Prepaid expenses	-	6,238	-
Rebate receivable	330,488	297,074	107,349
Advance to related party	5,973	-	92,323
Costs in excess of billings on uncompleted contracts	1,315,342	223,147	235,733
Total Current Assets	6,624,342	5,460,477	3,716,110

PROPERTY AND EQUIPMENT - NET	267,053	244,843	122,288

OTHER ASSETS
Security deposits and other assets - net of amortization	9,774	29,416	9,522
Other loans / advances receivable		16,317	14,317
Total Other Assets	9,774	45,733	23,839

TOTAL ASSETS	$6,901,169	$5,751,053	$3,862,237

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$3,475,707	$2,998,680	$2,510,969
Customer deposits payable	-	15,500	69,897
Billings in excess of cost on uncompleted contracts	235,780	16,996	42,766
Note and capital lease obligation payable - current portion	20,215	16,995	7,212
Note payable - stockholder - current portion	313,730	-	-
Lines of credit	2,098,552	1,407,000	364,000
Total Current Liabilities	6,143,984	4,455,171	2,994,844

LONG TERM LIABILITIES
Note and capital lease obligation payable	48,599	56,443	19,652
Note payable - stockholder	-	313,730	-
Total Long-Term Liabilities	48,599	370,173	19,652

TOTAL LIABILITIES	6,192,583	4,825,344	3,014,496

STOCKHOLDERS' EQUITY
Common stock	1,300	1,303	202
Additional paid-in capital	97,126	99,192	49,596
Retained earnings	610,160	826,417	798,045
Subscriptions receivable		(1,203)	(102)

TOTAL STOCKHOLDERS' EQUITY	708,586	925,709	847,741

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$6,901,169	$5,751,053	$3,862,237

	Nine Months Ended September 30		Year Ended December 31
	2001	2000	2000	1999
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

NET SALES	$22,636,110	$18,154,728	$25,475,912	$21,202,619

COST OF SALES	17,918,848	14,738,724	20,773,682	18,112,226

GROSS PROFIT	4,717,262	3,416,004	4,702,230	3,090,393

SELLING, GENERAL AND ADMINISTRATIVE	4,583,791	3,329,698	4,375,028	2,907,946

INCOME FROM OPERATIONS	133,471	86,306	327,202	182,447

OTHER INCOME (EXPENSE)
Interest expense	1,184	0	(101,397)	(65,924)
Other expense	(116,309)	(64,817)	(905)	(360)

Total Other (Expense)	(115,125)	(64,817)	(102,302)	(66,284)

NET INCOME	$18,346	$21,489	$224,900	$116,163

Less: Pro forma income taxes (See Note 11)	0	0	70,961	28,554

Pro forma net income	$18,346	$21,489	$153,939	$87,609

See Note 11 for earnings per share and weighted average common shares disclosure.

	Common Stock	Additional Paid-In	Subscriptions	Retained
	Amount	Capital	Receivable	Earnings	Total

Balance, 100 shares of common stock, The Paving Stone Company - December 31, 1998	$100	$-	$-	$731,167	$731,267

Issuance of 200 shares of common stock in Paving Stone Company of Atlanta, Inc.	2	-	(2)	-	-

Issuance of 100 shares of common stock in The Paving Stone Company of Arizona, Inc.	100	-	(100)	-	-

In-kind contribution of services	-	49,596	-	-	49,596

Distributions to stockholders	-	-	-	(49,285)	(49,285)

Net income, 1999	-	-	-	116,163	116,163

Balance, December 31, 1999	202	49,596	(102)	798,045	847,741

Issuance of 1,000 shares of common stock in Paving Stone of Nevada, Inc.	1,000	-	(1,000)	-	-

Issuance of 100 shares of common stock in The Paving Stone Company of California, Inc.	100	-	(100)	-	-

Issuance of 100 shares of common stock in Paving Stone Company of Atlanta, Inc.	1	-	(1)	-	-

In-kind contribution of services	-	49,596	-	-	49,596

Distributions to stockholders	-	-	-	(196,528)	(196,528)

Net income, 2000	-	-	-	224,900	224,900

BALANCE, DECEMBER 31, 2000	$1,303	$99,192	$(1,203)	$826,417	$925,709
	Nine Months Ended September 30		Year Ended December 31
	2001	2000	2000	1999
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,346	$21,489	$224,900	$116,163
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	40,371	25,718	39,754	24,605
Provision for doubtful accounts			-	443,720
Contributed capital			49,596	49,596
Collection on accounts previously written off			(16,704)	-
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(41,735)	(572,654)	(1,626,635)	(255,213)
Inventories			(54,964)	-
Prepaid expense	6,238		(6,238)	-
Rebate receivable	(33,412)	(113,894)	(189,725)	(14,217)
Security deposits and other assets	30,016		(25,099)	(4,819)
Other loans / advances receivable			(2,000)	5,799
Costs in excess of billings on uncompleted contracts	(1,092,195)	(496,663)	12,586	(68,733)
Increase (decrease) in:
Accounts payable and accrued expenses	479,342	(118,796)	487,711	70,233
Billings in excess of cost on uncompleted contracts	218,785		(25,770)	19,766
Customer deposits payable	(15,500)		(54,397)	31,504
Net Cash Provided By (Used In) Operating Activities	(389,744)	(1,254,800)	(1,186,985)	418,404

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(60,266)	12,300	(101,296)	(42,220)
Net Cash Used In Investing Activities	(60,266)	12,300	(101,296)	(42,220)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments to related parties			-	(244,386)
Repayments from related parties	(2,066)		92,323	547,751
Payments on note and capital lease obligation payable	(6,939)	(5,381)	(9,234)	(9,349)
Proceeds from stockholder loan			313,730	-
Proceeds from (payments on) lines of credit	691,552	1,446,087	1,043,000	(535,243)
Distributions to stockholders	(223,665)	(186,133)	(196,528)	(49,285)
Net Cash Provided By (Used In) Financing Activities	458,882	1,254,573	1,243,291	(290,512)

NET INCREASE (DECREASE) IN CASH	8,872	12,073	(44,990)	85,672

CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR	42,698	2,385	87,688	2,016

CASH AND CASH EQUIVALENTS - END OF YEAR	$51,570	$14,458	$42,698	$87,688

SUPPLEMENTAL DISCLOSURE CASH FLOW INFORMATION:

Cash paid for interest	$115,125	$62,767	$101,397	$65,924

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Equipment acquired by capital lease	$-	$-	$55,808	$-

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Description of Business

The Paving Stone Company (the Parent Company) and Affiliates (collectively, the "Company") install interlocking pavers on driveways and patios for residential and commercial use. The Paving Stone Company was incorporated in the State of Florida on March 14, 1990. Paving Stone Company of Atlanta, Inc. was incorporated in the state of Georgia on November 2, 1999. The Paving Stone Company of Arizona, Inc. was incorporated in the state of Arizona on November 15, 1999. Paving Stone of Nevada, Inc. was incorporated in the state of Nevada on May 23, 2000. The Paving Stone Company of California, Inc. was incorporated in the state of California on September 25, 2000.

(B) Principles of Combination

The 2000 and 1999 financial statements have been presented on a combined basis, which represents The Paving Stone Company and its affiliates Paving Stone Company of Atlanta, Inc., The Paving Stone Company of Arizona, Inc., Paving Stone of Nevada, Inc., The Paving Stone Company of California, Inc., all of which are owned by one stockholder. Significant intercompany balances and transactions have been eliminated in the combination.

(C) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(D) Cash and Cash Equivalents

For purpose of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

(E) Inventories

Inventories consist of brick pavers and installation supplies. Inventories are stated at the lower of cost or market value, as determined using the first in, first out method.

(F) Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is provided using the straight-line and accelerated methods over the estimated useful life of the assets of three to thirty-nine years.

(G) Income Taxes

The Company, with the consent of their stockholder, has elected under the Internal Revenue Code to be an S Corporation. In lieu of corporation income taxes, the stockholder of an S Corporation is taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for federal income taxes has been included in the financial statements.

(H) Revenue and Cost Recognition

The Company recognizes construction contract revenues using the percentage-of-completion method, based primarily on labor costs incurred to date compared with total estimated labor costs. Direct materials and subcontractor materials, labor and equipment, are included in revenues and cost of revenues when management believes that the Company is responsible for the ultimate acceptability of the project. Gross margin related to each job is recognized as services are rendered. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. Revenues recognized in excess of amounts billed are classified as current assets under costs in excess of billings on uncompleted contracts. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under billings in excess of cost on uncompleted contracts. The Company anticipates that substantially all incurred costs associated with contract work in progress at December 31, 2000 will be billed and collected in 2001. Deposits received upon signing of contracts are recorded as customer deposits payable and are reclassified to revenue upon completion of the job.

(I) Income Per Share

Net income per common share for The Paving Stone Company and each affiliate for the years ended December 31, 2000 and 1999 is based upon the weighted average common shares and dilutive common stock equivalents outstanding during the year as defined by Statement of Financial Accounting Standards, No. 128, "Earnings Per Share". As of December 31, 2000 and 1999 the Company did not have any common stock equivalents.

(J) Business Segments

The Company applies Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company operates in one segment and therefore segment information is not presented.

(K) Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amount of the Company's financial instruments, including accounts receivable, accounts payable and accrued expenses, customer deposits, capital lease obligation, note payable and loans payable, approximates fair value due to the relatively short period to maturity for these instruments.

(L) Advertising Costs

In accordance with the Accounting Standards Executive Committee Statement of Position 93-7 ("SOP 93-7"), costs incurred for producing and communicating advertising of the Company are charged to operations as incurred. Advertising expenses for the period ended December 31, 2000 and 1999 were $36,458 and $6,123, respectively.

(M) Long-Lived Assets

During 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the impairment of Long-lived Assets to be Disposed Of" ("SFAS 121"), was issued. SFAS 121 requires the Company to review long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amounts, their carrying amounts are reduced to fair value and impairment loss recognized. As of December 31, 2000 there were no impaired long-lived assets.

NOTE 2 ACCOUNTS RECEIVABLE

Accounts receivable at December 31, consisted of the following:

	2000	1999

Accounts receivable	$5,207,610	$3,692,037
Less allowance for doubtful accounts	(90,057)	(38,770)
Less allowance for sales discounts	(281,197)	(460,250)
	$4,836,356	$3,193,017

For the years ended December 31, 2000 and 1999, the Company recorded bad debt expense of $34,583 and $289,215, respectively.

NOTE 3 INVENTORY

Inventory consists of finished pavers located at the Company's storage yards. In all cases, pavers are shipped directly from the manufacturer to the job site. The cost of pavers on jobs in process at year-end are included in the cost in excess of billings on uncompleted contracts account.

NOTE 4 REBATE RECEIVABLE

On July 8, 1998, the Company entered into a trade agreement with a manufacturer whereby the Company shall receive a 3% rebate on pavers supplied by the manufacturer. After the total rebate exceeds $550,000, the rebate shall be reduced to 1%. Through December 31, 2000, the total amount of rebates earned is $505,590 and December 31, 2000 the company is owed $297,094 under this agreement. The rebate is due within 30 days after each anniversary date of the agreement.

During 1999, the manufacturer paid $208,516 in rebates to the Company for the first year of the agreement. By August 8, 2000, the manufacturer was supposed to pay the Company approximately $221,000 for purchases made during the second year of the agreement. This payment was not made because the manufacturer contends that the Company violated its trade agreement by modifying the pavers in a process known as tumbling. In accordance with the agreement, both parties initially proceeded to non-binding mediation administered by the American Arbitration Association. Since a resolution was not achieved there, the parties are now proceeding to binding arbitration. Management believes they will be successful and expects to collect all amounts due under the trade agreement.

NOTE 5 ADVANCE TO RELATED PARTY

The following schedule reflects advances made to related parties at December 31:

	2000	1999

Amount due from Paving Stone Industries, Inc. (a)	$-	$92,323

Total, all current	$-	$92,323

(a) See Note 9 for assets pledged to secure lines of credit

NOTE 6 PROPERTY AND EQUIPMENT

Property and equipment at December 31, consisted of the following:

	2000	1999

Data processing equipment	$63,692	$44,915
Furniture and fixtures	38,935	30,400
Leasehold improvements	25,593	7,758
Machinery and equipment	135,228	43,549
Office equipment	67,749	51,669
Vehicles	87,059	83,259
Less accumulated depreciation	(173,413)	(139,262)
	$244,843	$122,288

Depreciation expense for the years ended December 31, 2000 and 1999 was $34,549 and $21,862, respectively.

NOTE 7 NOTE AND CAPITAL LEASE OBLIGATION PAYABLE

Note and capital lease obligation payable consisted of the following at December 31:

	2000	1999
4.90% installment loan payable through July 2003 in monthly installments of $697 including principal and interest, collateralized by a van	$20,267	$26,864

8.54% capital lease obligation payable through September 2005 in monthly installments of $1,136 including principal and interest, collateralized by a loader and trailer	53,171	-

Total long-term debt	73,438	26,864
Less current maturities	(16,995)	(7,212)
Long-term debt	$56,443	$19,652

Scheduled maturities of long-term debt are as follows:

2001	$16,995
2002	18,213
2003	16,009
2004	12,202
2005	10,019
Total	$73,438

NOTE 8 NOTE PAYABLE - STOCKHOLDER

During 2000, the Company received advances from a stockholder in the aggregate amount of $313,730. The stockholder provided funding for working capital requirements. The amounts are non-interest bearing and due on demand.

NOTE 9 LINES OF CREDIT

	2000	1999
Revolving line of credit with a bank with a maximum line of $1,500,000. This line of credit is payable on demand with interest charged at the LIBOR Market Rate Index plus 2.5%. It is secured by all of the assets of the Company and Paving Stone Industries, Inc., a related corporation, and is personally guaranteed by the Company's sole stockholder (See Note 16(B)).	$1,007,000	$364,000

Revolving line of credit with a bank with a maximum line of $400,000. This line of credit is payable on demand with interest charged at the bank's prime rate plus 0.75%. It is secured by all of the assets of the Company and Paving Stone Industries, Inc., a related corporation, and is personally guaranteed by the Company's sole stockholder (See Note 16(B)).	400,000	-
	$1,407,000	$364,000

NOTE 10 STOCKHOLDERS' EQUITY

(A) Common Stock

The Paving Stone Company

In March 1990, the Company issued 100 shares of common stock to its founder for cash of $100.

Paving Stone Company of Atlanta, Inc.

In November 1999, the Company issued 200 shares of common stock to its founder for a subscription receivable of $2. In November 2000, the Company issued 100 shares of common stock to its founder for a subscription receivable of $1.

The Paving Stone Company of Arizona, Inc.

In December 1999, the Company issued 100 shares of common stock to its founder for a subscription receivable of $100.

Paving Stone Company of Nevada, Inc.

In May 2000, the Company issued 1,000 shares of common stock to its founder for a subscription receivable of $1,000.

The Paving Stone Company of California, Inc.

In January 2001, the Company issued 100 shares of common stock to its founder for a subscription receivable of $100.

(B) In-Kind Contribution

During 2000 and 1999, the Company leased its Pompano Beach facilities for $3,000 per month on a month to month basis from Paving Stone Properties, Inc., a related company owned by the Company's sole shareholder (See Note 13). The fair market value of the rent during this period was $7,133 per month, based on the newly signed 25-year operating agreement currently in effect (See Note 16(A)). The Company has recorded $49,596 of expenses for the below-market rent with an offsetting increase in additional paid-in capital for the years ended December 31, 2000 and 1999.

(C) Schedule of Stockholders' Equity

The following details corporate shares authorized, number of shares issued and outstanding, par value, subscriptions receivable, additional paid-in capital and retained earnings (deficit) for the companies:
	Shares Authorized	Shares Issued and Outstanding	Par Value	Total Common Stock	Subscriptions Receivable	Paid-In Capital	Retained Earnings (Deficit)
2000

The Paving Stone Company	100	100	$1	$100	$-	$99,192	$830,868

Paving Stone Company of Atlanta, Inc.	2,000	300	0.01	3	(3)	-	135,858

The Paving Stone Company of Arizona, Inc.	1,000	100	1	100	(100)	-	(58,149)

Paving Stone Company of Nevada, Inc.	1,000	1,000	1	1,000	(1,000)	-	(82,160)

The Paving Stone Company of California, Inc.	100	100	1	100	(100)	-	-
				$1,303	$(1,203)	$99,192	$826,417
	Shares Authorized	Shares Issued and Outstanding	Par Value	Total Common Stock	Subscriptions Receivable	Paid-In Capital	Retained Earnings (Deficit)
1999

The Paving Stone Company	100	100	$1	$100	$-	$49,596	$798,045

Paving Stone Company of Atlanta, Inc.	2,000	200	0.01	2	(2)	-	-

The Paving Stone Company of Arizona, Inc.	1,000	100	1	100	(100)	-	-
				$202	$(102)	$49,596	$798,045

NOTE 11 EARNINGS PER SHARE

The Paving Stone Company and each of its affiliates are S Corporations owned by the same individual. The Company intends to merge its entities into one public reporting corporation via a stock-for-stock transaction. The Company has not yet decided on the type of merger agreement or on how many shares will be issued in order to effect the transaction. Thus, the pro forma earnings per share calculation for the combined entities cannot currently be calculated. Nonetheless, earnings per share for each entity are shown separately below based upon their respective weighted average common shares outstanding. After the merger occurs, the earnings per share for the combined entity will be calculated and reflected in future financial statements. For pro forma purposes, the effect of income taxes is shown both here and on the income statement herein only for the combined entity as if the merger had occurred.

2000	The Paving Stone Company	Paving Stone Company of Atlanta, Inc.	The Paving Stone Company of Arizona, Inc.		Paving Stone Company of Nevada, Inc.		The Paving Stone Company of California, Inc.	Totals

Net income (loss) before taxes	$229,351	$135,858	$(58,149)		$(82,160)		$-	$224,900

Less: Income taxes	-	-	-		-		-	70,961

Net income (loss)	$229,351	$135,858	$(58,149)		$(82,160)		$-	$153,939

Net income (loss) per common share - basic and diluted	$2,293.51	$637.83	$(581.49)		$(82.16)		$-	$-

Weighted average common shares outstanding	100	213	100		1,000		100	-

1999

Net Income before taxes	$116,163	$-	$-	$	N/A	$	N/A	$116,163

Less: Income taxes	-	-	-		N/A		N/A	28,554

Net income	$116,163	$-	$-	$	N/A	$	N/A	$87,609

Net income per common share - basic and diluted	$1,161.63	$-	$-	$	N/A	$	N/A	$-

Weighted average common shares outstanding	100	200	100		-		-	-

NOTE 12 COMMITMENTS AND CONTINGENCIES

(A) Operating Leases

The Company leases office, showroom and warehouse space under various operating lease agreements some of which provide for minimum annual rental payments plus a portion of real estate taxes and operating costs. The Company also leases equipment under an operating lease agreement.

Future minimum lease payments for the operating leases are as follows at December 31, 2000:

2001	$261,954
2002	289,264
2003	248,275
2004	156,445
2005 and thereafter	2,272,061
$3,227,999

Rent expense on the above leases for the years ended December 31, 2000 and 1999 amounted to $248,338 and $198,815, respectively.

(B) Contingencies

The Company is a co-borrower with Paving Stone Properties, Inc. (a company owned by the Company's sole shareholder) on two properties that are currently being occupied by the Company under 25-year operating leases (see Notes 13 and 16). The Company is contingently liable for the mortgages in the event of default by Paving Stone Properties, Inc. in the amount of approximately $750,000 as of December 31, 2000. The Company's subsidiaries are also guarantors of said mortgages.

NOTE 13 RELATED PARTY TRANSACTIONS

The Company is co-borrower with Paving Stone Properties, Inc. in connection with the financing of two facilities currently occupied by the Company. The sole shareholder of the Company is also the sole shareholder of Paving Stone Properties, Inc. (See Notes 12(B) and 16).

The Company leased administrative offices from Paving Stone Properties, Inc. on a month-to-month basis and paid rent in the amount of $36,000 and $36,000 for the years ended December 31, 2000 and 1999, respectively (See Note 16(A)).

See Note 5 for additional related party transactions.

NOTE 14 GOING CONCERN

As reflected in the accompanying financial statements, the Company's cash used in operations during 2000 was approximately $1.2 million, which was funded mainly by an increase in the Company's lines of credit and stockholder loans. The net cash used in operations raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital through equity contributions or debt borrowings. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The cash used in operations during 2000 was substantially due to the opening of four new offices in new markets around the country. To continue to finance these and future expansion plans, the Company plans to raise capital through the public equity markets. Negotiations are underway to merge with a publicly trading and fully reporting shell corporation. Simultaneous with this merger, the Company intends to receive an investor-backed bridge loan of no less than $500,000. In addition, the Company intends to raise no less than $10,000,000 in a registered offering subsequent to the merger. Lastly, the Company is currently negotiating for an increase of at least $400,000 in its current working capital line of credit of $2,100,000 (See Note 16(B)). Based on its operating results and strong equity position, the Company believes it will be successful in obtaining this increase.

Management believes that actions presently taken to raise capital will insure that the Company will continue as a going concern.

NOTE 15 CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

During 2000 and 1999, approximately 22.3% and 16.2% of the Company's total revenues were derived from sales to two and one customer(s), respectively. During 2000, no single customer owed the Company over 10% of its accounts receivable. During 1999, approximately 15.3% of the Company's accounts receivable were due from one customer (See Note 2).

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of accounts receivable. The Company's allowance for doubtful accounts is based upon management's estimates and historical experience. The Company performs ongoing credit evaluations of its customers.

NOTE 16 SUBSEQUENT EVENTS

(A) Rental Agreements with Related Parties

On January 1, 2001, the Company entered into a twenty-five year lease with Paving Stone Properties, Inc. for new office space in Vero Beach, Florida. The monthly rental for the Vero Beach location is $1,908 (See Note 12(B)).

On January 1, 2001, the Company entered into a twenty-five year lease with Paving Stone Properties, Inc. for its administrative offices in Pompano Beach, Florida. Based on the new lease the monthly rental is $7,133 (See Note 12(B)).

(B) Line of Credit

Effective April 1, 2001, the Company consolidated its two existing lines of credit into a new $2.1 million line of credit with Merrill Lynch (See Note 9). The new line of credit bears interest of the 30-day Dealer Commercial Paper Rate plus 2.55% and has an initial expiration date of April 30, 2002 subject to renewal annually thereafter.